Exhibit (1)(d)

                    STATE STREET RESEARCH MONEY MARKET TRUST

                               Amendment No. 5 to

                           Second Amended and Restated
                             Master Trust Agreement

                             INSTRUMENT OF AMENDMENT

         Pursuant to Article VII, Section 7.3 of the Second Amended and Restated Master Trust Agreement of the State Street Research Money Market Trust (the "Trust") dated June 1, 1993 (the "Master Trust Agreement"), as heretofore amended, Section 5.3 of Article V of the Master Trust Agreement is updated, effective as of the time heretofore approved, in its entirety to read as follows:

         "Section 5.3 Record Dates. For the purpose of determining the Shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any dividend or distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding 30 days (except at or in connection with the termination of the Trust), as the Trustees may determine; or without closing the transfer books the Trustees may fix a reasonable date and time prior to the date of any meeting of Shareholders or other action as the date and time of record for the determination of Shareholders entitled to vote at such meeting or any adjournment thereof or to be treated as Shareholders of record for purposes of such other action, and any Shareholder who was a Shareholder at the date and time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to be treated as a Shareholder of record for purposes of such other action, even though he has since that date and time disposed of his Shares, and no Shareholder becoming such after that date and time shall be so entitled to vote at such meeting or any adjournment thereof or to be treated as a Shareholder of record for purposes of such other action."

         IN WITNESS WHEREOF, the undersigned updates the Master Trust Agreement as authorized.

                                                     /s/ Darman A. Wing
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                                                     Darman A. Wing
                                                     Assistant Secretary